                                      AMERICAN AIRLINES                          Exhibit 10.20
2007 ANNUAL INCENTIVE PLAN, AS AMENDED AND RESTATED

Background

As part of the restructuring process that took place in April 2003, three new broad-based variable compensation plans were created: the Broad Based Employee Stock Option Plan, a new Profit Sharing Plan and the Annual Incentive Plan (the “Plan” or “AIP”).

The framework for the Plan was developed during the restructuring, but the specific plan metrics were left to the discretion of the Board of Directors (sometimes referred to as the “Board”).

The Board has determined that for 2007 there will be two components to the Plan – customer service and financial.  While related, the two components will be treated separately.  The financial component will provide an award if the company meets annual financial goals.  The customer service component will provide an award if the company meets customer satisfaction and dependability goals, regardless of its financial performance.  Providing the opportunity for a customer service payout without meeting financial hurdles recognizes that the company’s performance in the two areas most important to our customers – dependability and customer satisfaction – will contribute to improved profitability.

These broad-based compensation plans have been designed to allow all employees throughout the American Airlines team to share in the company’s success.  The Plan provides the opportunity to share immediately in that success by taking concrete steps in each employee’s everyday work that will move the company towards profitability.

With input from our employees, the unions and the Board, these broad-based variable compensation programs will continue to evolve.  Today, they form the building blocks necessary to ensure that everyone is able to share in the company’s success.

Definitions

Capitalized terms not otherwise defined in the Plan will have the meanings set forth in the 2003 Employee Stock Incentive Plan (the “2003 Stock Plan”).

“AMR” is defined as AMR Corporation.

“Affiliate” is defined as a subsidiary of AMR or any entity that is designated by the Committee as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

“American” is defined as AMR less AMR subsidiaries other than American Airlines, Inc. and its subsidiaries.

“American Airlines” is defined as American Airlines, Inc.

“American’s Pre-Tax Earnings Margin” is a percentage and is defined as American’s earnings, relative to its revenues, before any applicable income tax expense and is exclusive of any profit sharing payments, payments under the Plan and any special, extraordinary or one-time items as may be determined by the Committee in its discretion, after consultation with AMR’s independent auditors.

“Committee” is defined as the Compensation Committee of the AMR Board of Directors.

“Competitor” is defined as one of AirTran Airways, Alaska Airlines, Continental Airlines, Delta Air Lines, Frontier Airlines, JetBlue Airways, Northwest Airlines, Southwest Airlines, United Air Lines and US Airways.  During the Plan year, the Committee delegates to the Incentive Compensation Committee the authority to modify the universe of companies that comprise the definition of “Competitor”.

“DOT Rank” is defined as American’s relative rank with respect to the Competitors in the category of “arrivals+14 (A+14)” as determined by the U.S. Department of Transportation (DOT).  This monthly ranking is based on DOT’s aggregated A+14 data for the period January 1, 2007 through December 31, 2007 inclusive.  To the extent that at any point during the year a Competitor ceases to report A+14 data, it will be excluded from the calculation for the month in which it ceases to report A+14 data, and for future months, until it begins to report A+14 data for a full month.

“Eligible Earnings” is defined by the nature of the work group.  For employees who are represented by a union, the definition of Eligible Earnings will be the definition contained in the Letter of Agreement between the union and the company.  For employees who are not represented by a union the definition of Eligible Earnings will be identical to the term “Qualified Earnings” under the 2003 American Airlines Employee Profit Sharing Plan.

"Fund" is defined as the fund, if any, accumulated in accordance with this Plan.

“Letters of Agreement” is defined as the agreements reached with the Allied Pilots Association, Association of Professional Flight Attendants and the Transport Workers Union during the April 2003 restructuring process that define the framework of the Plan.

“Measure” is defined, as appropriate, as American’s Pre-Tax Earnings Margin, DOT Rank or Survey America Rank.

“Named Executive Officers” is defined as the officers of American who are named in the AMR proxy statement that reports income for the year in which awards under the Plan are earned.

“Other Cash Compensation Programs” is defined as cash payments to management employees that are not predicated upon the criteria and thresholds contained in the Plan. Per discussions and as specified in the Letters of Agreement, this term does not include salary, stock-based compensation, severance, retirement benefits or deferred payments of base compensation, or eligible cash bonuses from prior years.

 “Profit Sharing Plan” is defined as the 2007 Employee Profit Sharing Plan.

“Survey America Rank” is defined as American’s relative rank with respect to its Competitors in the category of  “Overall Travel Experience”, using a blended ranking of first class and coach cabin, as reported in Plog Inc.’s Survey America.  The Survey America ranking is based on monthly data for American and the Competitors for the period January 1, 2007 through December 31, 2007, inclusive.  To the extent that at any point during such year a Competitor ceases to participate, it will be excluded from the calculation for the month in which it ceased to participate, and for future months, until it begins to participate again for a full month period.

“Target Award” is defined as the award (stated as a percentage of Eligible Earnings) for an eligible participant when target level is achieved on the financial measure.  The Target Award is determined by the employee’s job level.

Plan Measures

As outlined earlier, the Plan is comprised of two components: customer service and financial.

Customer Service Component

The customer service component of the Plan will include two performance metrics – customer satisfaction and dependability.  The Plan will reward employees if American achieves at least one of the two metrics.

The customer satisfaction metric will be based on American’s Survey America Rank.  The dependability metric will be based on American’s DOT Rank.

Monthly awards will be based on the higher of the monthly rankings for DOT Rank or for Survey America Rank, as per the payout schedule below.  These award levels are the same for all employees regardless of full-time or part-time status or job level.

Payout
Per Person
Monthly Rank	Per Month
First	$100
Second - Third	$ 50
Fourth - Sixth	$ 25

If both metrics are achieved in any single month, the awards will not be additive.  Awards will be based solely on the higher ranking of the two metrics.

Awards under the customer service component will be paid regardless of performance under the financial component.  The awards under the customer service component will be paid, net of applicable taxes, within 75 days after DOT Rank and Survey America Rank are available and employee eligibility is established.  Payment for the fourth quarter will be paid in any event no later than March 15th of the succeeding year.

For example:

	Monthly Ranking		Higher
	Survey		Rank
	America	DOT	Achieved	Payout
January	2	7	2	2nd place = $ 50
February	4	5	4	4th place = $ 25
March	3	1	1	1st place = $100
			Quarterly Payout $175

Customer Service Component One-Time Award

In addition, in consideration for the unique circumstances faced by American and its employees in 2007, and as determined at the sole discretion of the Committee, eligible employees will be paid under the customer service component of the Plan a one-time payment (the “Customer Service Component One-Time Award”), on or before March 15, 2008.

Financial Component

The financial component of the Plan will be based upon American’s Pre-Tax Earnings Margin for the full-year 2007.  The measure has a threshold (performance below this level earns no award), a target and a maximum as reflected below:

American’s Pre-Tax
Earnings Margin
Threshold	5%
Target	10%
Maximum	15%

For non-management, support staff and management levels 1-4, awards under the financial component, in combination with the customer service awards, will provide total annual Plan payouts ranging from 2.5% of Eligible Earnings at threshold, 5% of Eligible Earnings at target and 10% of Eligible Earnings at Maximum.  Award levels have a linear progression as American’s Pre-Tax Earnings Margin increases between the threshold and target levels, and between the target and maximum levels.

	American’s Pre-Tax	Award as a % of
	Earnings Margin	Eligible Earnings
Threshold	5%	2.5%
Target	10%	5.0%
Maximum	15%	10.0%

For management Levels 5 and above, none of whom participate in the Profit Sharing Plan; the Plan is the successor to the traditional Incentive Compensation Plan.  As in the past, the awards for employees at Level 5 and above will be determined by the senior management of AMR or, in certain instances, by the Board; will vary by level; and will be based on an assessment of individual performance.

If the company does not achieve the threshold level of American’s Pre-Tax Earnings Margin, there will be no financial performance payout. However, a participant retains any awards earned in 2007 for customer service performance.  When the threshold level of American’s Pre-Tax Earnings Margin is met, participants may be entitled to a payment under the Plan (refer to the example below).  In this case, any customer service awards earned during 2007, other than the Customer Service Component One-Time Award, act as a “deposit” against the amount to be awarded pursuant to the financial component.   The amount of the financial performance payout a participant receives will be the difference, if any, between what is earned under the financial performance formula and what has already been earned through the customer service awards (net of applicable taxes), excluding the Customer Service Component One-Time Award.

For example (an individual employee’s sample annual payout):

Customer Service
1 month ~ 1st Place            1 x $100 = $100
3 months ~ 2nd - 3rd Place   3 x $50  = $150
8 months ~ 4th - 5th Place    8 x $25  = $200
   Customer Service Payout                 $450

Financial ~ achieve 5% American’s pre-tax earnings threshold and have $40,000 in Eligible Earnings
2.5% x $40,000 =                                                             $1,000
less Customer Service payout                                      ($450)
   Financial Payout                                                            $550

Total Annual payout is $1,000 ($450 + $550), or 2.5% of Eligible Earnings (net of applicable taxes).

The AIP Letters of Agreement provide that Other Cash Compensation Programs for management employees may be no more than 20% of the maximum possible award that was or could have been earned by the individual management employee under the Plan formula (the “20% Limitation”).  Any payment under the 20% Limitation shall be made by March 15, 2008.

The Board has established a program that, based on an individual’s performance, anticipates payouts to Level 5 and above management employees up to the 20% Limitation. (Level 5 and above employees are not eligible for the Profit Sharing Plan)  This program is designed to commence payments at $500 million in American’s pre-tax earnings, the same financial threshold as exists in the Profit Sharing Plan.  This is consistent with the company’s past practice of restricting payouts under any management incentive compensation program until payouts occur under the corresponding employee Profit Sharing Plan.  Payouts under this program will cease when the financial threshold under the Plan (a 5% Pre-Tax Earnings Margin for American) is achieved.  Any payment under the program described in this paragraph shall be made by March 15, 2008.

Although the Board has determined that a program to use the flexibility provided for in the Letters of Agreement will not commence until reaching a threshold of $500 million in American’s pre-tax earnings and will be discontinued when the financial threshold of the Plan is achieved, the company also retains the ability to make a payment to an individual under the 20% Limitation as provided for in the Letters of Agreement.

The Letters of Agreement and related discussions specify that for purposes of the 20% Limitation, Other Cash Compensation Programs does not include salary, stock-based compensation, severance, retirement benefits or deferred payments of base compensation, or eligible cash bonuses from prior years.

Eligibility for Participation

Customer Service Component (including the Customer Service Component One-Time Award):

To earn an award under the customer service component of the Plan (including the Customer Service Component One-Time Award), an individual must have been employed as a regular full-time or part-time employee at American, in a participating workgroup (employees in the United States, Puerto Rico and the U.S. Virgin Islands) during the applicable month to be eligible to participate in the Plan.

The Committee, at its discretion, may permit participation by employees of Affiliates who have been so employed by the Affiliate since the first day in the applicable month, if they become employed by American during the applicable month during 2007.

In addition to the terms listed above, in order for full-time and part-time employees to earn a payout under the customer service measure (including the Customer Service Component One-Time Award), an individual cannot be on any type of leave during the applicable month, except approved FMLA, injury on duty, military, overage or time-card leave, as provided for under the company’s policies, collective bargaining agreement or state law as applicable.

Moreover, an individual will not be eligible to earn a customer service award (including the Customer Service Component One-Time Award) if such individual is, at the same time, eligible to participate in:

i)	any incentive compensation, profit sharing, commission or other bonus plan sponsored by an Affiliate of American, or
ii)
any commission or bonus plan, with the exception of American’s Profit Sharing Plan or provisions of the Annual Incentive Plan, sponsored by American, any division of American or any Affiliate of American

In order to earn a customer service award under the Plan (including the Customer Service Component One-Time Award), an individual must satisfy the aforementioned eligibility requirements and must be an employee of American or an Affiliate at the time an award under the Plan is paid.  If at the time awards are paid under the Plan, an individual has retired from American or an Affiliate, has been laid off, is on leave of absence with reinstatement rights, is Disabled, or has died, the award which the individual otherwise would have received under the Plan but for such retirement, lay-off, leave, Disability, or death will be paid (on a pro rata basis) to the individual, or his/her estate in the event of death.

The percentage of the payout that an individual receives for any given month will be determined based upon the percentage of his/her schedule that the individual fulfills in that month.  For Plan purposes, an individual will be considered to have fulfilled his/her schedule if he/she actually works at least 50% of his/her scheduled time (50% of monthly guarantee hours for flight crew) or takes a scheduled vacation or time-card leave, which, together with his/her actual work time, amounts to at least 50% of his/her scheduled time for the month. If an individual does not fulfill his scheduled time due to one of the aforementioned leaves, his award will be pro rated based on actual hours worked in that month (vis-a-vis hours scheduled in that month); otherwise, no payment will be made.

Notwithstanding anything to the contrary in this Plan, American levels 8 and above management employees are not eligible to receive the Customer Service Component One-Time Award.

Financial Component

To earn an award under the financial component of the Plan, an individual must have been employed as a regular full-time or part-time employee at American, in a participating workgroup (employees in the United States, Puerto Rico and the U.S. Virgin Islands) during 2007 to be eligible to participate in the Plan.

The Committee, at its discretion, may permit participation by employees of Affiliates who have been so employed by the Affiliate during the Plan year, if they become employed by American during the Plan year.  In such instances, only eligible earnings at American will be included in the payout calculation.

Notwithstanding the forgoing, however, an individual will not be eligible to participate in the Plan if such individual is, at the same time, eligible to participate in:

i)	any incentive compensation, profit sharing, commission or other bonus plan sponsored by an Affiliate of American, or
ii)
any commission or bonus plan, with the exception of American’s Employee Profit Sharing Plan or provisions of the Annual Incentive Plan, sponsored by American, any division of American or any Affiliate of American

In order to earn an award under the financial component of the Plan, an individual must satisfy the aforementioned eligibility requirements and must be an employee of American or an Affiliate at the time such financial award under the Plan is paid.  If at the time such awards are paid under the Plan, an individual has retired from American or an Affiliate, has been laid off, is on leave of absence with reinstatement rights, is Disabled, or has died, the award which the individual otherwise would have received under the Plan but for such retirement, lay-off, leave, Disability, or death may be paid (on a pro rata basis) to the individual, or his/her estate in the event of death, at the discretion of the Committee.

Allocation of Individual Awards

The Committee, in consultation with the Chairman, President and CEO of American, will approve awards for officers of American, including the Named Executive Officers.  The award for an officer will be equal to an amount calculated in accordance with this Plan, as adjusted for individual performance.  Provided, however, that the sum of all awards made to officers may not exceed the sum of officer awards as calculated in accordance with this Plan. Awards for the Named Executive Officers will be equal to the award earned under the financial component of the Plan.  An award under the Plan to an officer may not exceed the amount set forth in Section 11 of the 1998 Long Term Incentive Plan, as amended.

The Chairman, President and CEO of American, in consultation with the executive and senior vice presidents of American, will approve awards for non-officer eligible employees (Level 5 and above).  An award for a non-officer will be equal to an amount calculated in accordance with this Plan, as adjusted for individual performance.  Provided, however, that the sum of all awards made to non-officers may not exceed the sum of non-officer awards calculated in accordance with this Plan.

Administration

The Committee shall have authority to administer and interpret the Plan, establish administrative rules, approve eligible participants, and take any other action necessary for the proper and efficient operation of the Plan, consistent with the Letters of Agreement reached with each of the unions.  The amount, if any, of the Fund shall be audited by the General Auditor of American based on a certification of American’s Pre-Tax Earnings Margin by AMR’s independent auditors.  For the Financial Measure, a summary of awards under the Plan shall be provided to the Committee at the first regular meeting following determination of the awards.  To the extent a Measure is no longer compiled by the DOT or Survey America as applicable, during a Plan year, the Committee will substitute a comparable performance measure for the remainder of the Plan year.

Method of Payment

The Committee will determine the method of payment of awards.  The financial awards shall be paid (net of applicable taxes) as soon as practicable after audited financial statements for the year 2007 are available, but no later than March 15, 2008.  The customer service measure is paid independently of the financial measure.  The customer service award (excluding the Customer Service Component One-Time Award) will be paid (net applicable taxes) quarterly within 75 days after the DOT Rank and Survey America Rank are available and employee eligibility is established.  The Customer Service Component One-Time Award will be paid no later than March 15,  2008.

General

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or participant the right to be retained in the employ of American or an Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive payment of such incentive compensation as may have been expressly awarded by the Committee.

In consideration of the employee’s privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American or its Affiliates to any unauthorized party, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or its Affiliates or after such employment is terminated, and (iii) not to solicit any then current employees of American or any other subsidiaries of AMR to join the employee at his or her new place of employment after his or her employment with American or its Affiliates is terminated.

The employee shall not have the right to defer any payment under the Plan.  The Committee and American Airlines shall not accelerate any payment under the plan.

It is intended that this Plan be exempt from regulation under the Employee Retirement Income Security Act of 1974, as amended, as a “payroll practice” and a “bonus program”, as described in U.S. Department of Labor Regulations 2510.3-1(b) and 2510.3-2(c), respectively.  This Plan is intended to provide “short-term deferrals”, as described in Treasury Regulation 1.409A-1(b)(4) under section 409A of the Code or successor guidance thereto, and is intended not to be a “nonqualified deferred compensation plan”, as described in Treasury Regulation 1.409A-1(a)(1) under section 409A of the Code or successor guidance thereto.  In the administration and interpretation of the Plan, such intention is to govern.